Exhibit 1.1

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”) is executed on January 8, 2026 (the “Execution Date”) to be effective as of January 1, 2026 (the “Effective Date”) by and among Digital Ally Healthcare, Inc., a Nevada corporation (the “Seller”); Nobility LLC, an Arizona limited liability company (“Nobility” or “Buyer”) and Nobility Healthcare, LLC, a Kansas limited liability company (the “Company”).

R E C I T A L S:

A. The Company is engaged in the business of providing insurance claim reimbursement billing, verification, and related services to dental and medical practices (the “Business”) from its primary facility at 7465 E. Osborn Road, Scottsdale, AZ 85251 (the “Facility”) and other remote locations.

B. The Company has issued one hundred thousand (100,000) units of ownership interest. Seller owns fifty-one thousand (51,000) of such units, equal to fifty-one percent (51%) of the total number of units issued by the Company.

C. The Seller desires to sell and Nobility desires to purchase (the “Purchase”) all of Seller’s Units (as defined below) for the consideration and on the terms and conditions herein provided; and the parties hereto desire to enter into such other transactions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

AGREEMENT:

1. Purchase of Units.

1.1 Terms of the Purchase.

1.1.1 The closing of the Purchase (the “Closing”) will occur effective as of (i) the Effective Date or (ii) a different date mutually agreed to in writing by the parties. The date on which the Purchase shall be effective shall be the “Effective Date.”

1.1.2 Before, or simultaneously with, the Closing, the Company and Nobility (i) will execute and file all required certificates and documents with the appropriate governmental agencies or authorities, and (ii) will take all such other actions as may be required under applicable law to make the Purchase effective.

1.2 Purchase Consideration; Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

1.2.1 “Units” means the units of ownership interests of the Company owned by the Seller as set forth in the Operating Agreement of the Company (the “Operating Agreement”) as of the Effective Date.

1.2.2 “Closing Funds” means the sum of (i) One Hundred Thousand Dollars ($100,000) in immediately available funds to be paid to the Seller at Closing (the “Cash Portion”) and (ii) certain credits totaling Two Hundred and Nine Thousand Five Hundred and One Dollars ($209,501) (the “Closing Credits”), which Closing Credits consist of $200,000 total amount of two advances (the “Advances”) made by Nobility to the Seller on December 18, 2024 and January 15, 2025 and $9,501 due to Nobility from the Company for net working capital advances it made to the Company as of December 31, 2025.

1.2.3 “Note” means a promissory note issued by Nobility in the principal amount of One Million One Hundred Thousand Four Hundred and Ninety Nine Dollars ($1,140,499) to the Seller in the form set forth as Exhibit C. Nobility shall be responsible for any and all documentary stamp taxes, intangible taxes, or recording fees related to the Note.

1.2.4 “Earn-Out Adjustment” and “True-Up Adjustment” The Note will be subject to the earn-out adjustment (the “Earn-Out Adjustment”) set forth in Section 3, “Earn-Out Adjustment” and the true-up adjustment (the “True-Up Adjustment”) set forth in Section 3, “True-Up Adjustment” of the Note.

1.2.5 “Purchase Consideration” means the sum of the Closing Funds and the Note totaling One Million Four Hundred Fifty Thousand Dollars ($1,450,000).

1.3 Transfer of Ownership. At the Closing, the Seller will transfer and assign the Units to Nobility.

1.4 Transfer of Funds. On the Closing Date (as defined below) of the Purchase, Nobility will transfer the Cash Portion of the Closing Funds to the Seller according to the wire instructions provided by the Seller.

1.5 Further Assurances. Each party and its officers, directors, managers and members, as the case may be, will execute and deliver all proper documents and do all things necessary or proper to otherwise to carry out the purposes of this Agreement.

1.6 Board of Director’s Resolutions. Upon execution of this Agreement, each party will deliver to the other party resolutions, including from its board of directors, authorizing the execution, delivery and performance of the Agreement and consummation of the other transactions contemplated by the Purchase and this Agreement (collectively, the “Transaction”).

2. Covenants.

2.1.1 Covenant Not to Compete. The Seller covenants and agrees for the benefit of Nobility and its successors and assigns that for a period of five (5) years after the Closing Date, that it will not engage in any business or perform any service, directly or indirectly through third parties or entities, or have any interest, whether as a lender, partner, member, investor, principal, agent, or consultant, in any enterprise within the United States, that is in direct or indirect competition with the Business of Company or the business of Nobility or their successors and assigns. If the provisions of this Section 2.1.1 are ever deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, then such provisions shall be reformed to the maximum time, geographic or occupational limitations by the applicable laws.

2.1.2 Non-Solicitation. Following the Closing Date, the Seller will not either directly or indirectly for a period of five (5) years: (i) call upon or solicit any business related to the Business from any current or former (during the twelve (12) month period immediately prior to the Effective Date) client of the Company, Nobility, or any of their respective subsidiaries, successors or assigns; (ii) solicit or induce, or attempt to solicit or induce, any current or former (during the twelve (12) month period immediately prior to the Effective Date) employee, consultant or representative of the Company, Nobility, or any of their respective subsidiaries, successors, or assigns to leave his, her or its employment, consultancy or representative relationship with the Company, Nobility, or any of their respective subsidiaries, successors, or assigns or in any way interfere with the relationship between the Company, Nobility, or any of their respective subsidiaries, successors, or assigns on the one hand, and any employee, consultant or representative, on the other hand, or hire any Person who is or was (during the twelve (12) month period immediately prior to the date hereof), an employee, consultant or representative of the Company, Nobility, or any of their respective subsidiaries, successors, or assigns.

2.2 Further Assurances. Each party to this Agreement agrees that it shall, at any time and from time to time after the Closing Date, upon request of any other party, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may in the opinion of Nobility or the Seller be reasonably necessary or advisable to consummate and fully implement the provisions of this Agreement.

2.3 Confidentiality. All information disclosed heretofore or hereafter by either party to the other shall not be used by such other party otherwise than as contemplated in this Agreement and shall be kept confidential by the other and disclosed only to persons whose knowledge thereof is necessary to execute the transaction contemplated by this Agreement, and, of those, only to the other’s officers, managers, members, shareholders, employees, counsel, advisors, and accountant(s), and shall not otherwise be disclosed except to the extent that: it was known when received, it is or hereafter becomes lawfully obtainable from other sources; it is necessary to disclose such information to regulatory authorities having jurisdiction over the Seller or Nobility or their subsidiaries or affiliated companies, or as may otherwise be required by law, rule or regulation; or to the extent such duty as to confidentiality is waived by the party entitled to claim benefits of these confidentiality provisions. If this Agreement is terminated prior to the Closing, each party shall return upon request to the other all documents (and reproductions thereof) received from the other that include information not within the exceptions contained in this paragraph. Confidential information includes a party’s customer, client and employee lists, business plans, business relationships, products, marketing plans, financial information, designs, drawings, specifications, models, software and operating systems, and information received from others that such party is obligated to treat as confidential. If it appears that a party has disclosed (or has threatened to disclose) the confidential information of another party in violation of this Agreement, the other party shall be entitled to an injunction, a restraining order or other equitable relief to restrain such party from disclosing, in whole or in part, such confidential information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. A party whose confidential information has been disclosed shall not be prohibited by this provision from pursuing other remedies, including a claim for losses or damages. This provision shall survive termination of this Agreement.

2.4 Notice of Developments. Each of the Seller and Nobility shall give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties set forth below in Section 5 and Section 6 or the occurrence of any event that will prevent such party from performing any covenant contained in this Agreement. No disclosure by a party under this Section 2.4 shall be deemed to amend or supplement any schedule hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. Nobility shall provide prompt written notice to the Seller if it becomes aware of any inaccuracy of any representation or warranty being made by Seller hereunder, provided that such notice obligation shall not further obligate Nobility to conduct any research or investigation.

3. The Closing. The Closing of the Transaction contemplated by this Agreement shall take place on January 8, 2026 or any other mutually agreed upon date. The date of the Closing is referred to in this Agreement as the “Closing Date.”

4. No Publicity. Without prior consultation and agreement with each other, neither the Seller nor Nobility, nor their respective employees or agents, shall make any public disclosure of the facts of this Transaction, the parties hereto, the terms or any other related matter, except as required by applicable law, rule or regulation. Until the Closing, Nobility, its counsel, accountants, and other representatives, shall maintain in confidence all information provided by the Seller in connection with the Transaction. The parties will provide each other with advance copies of any proposed public disclosures of the Transaction for their information and consultation.

5. Representations and Warranties of the Seller. As a material inducement for Nobility to enter into this Agreement, the Seller hereby represents and warrants to Nobility, both as of the Execution Date and again as of the Closing Date, knowing and intending that Nobility is relying hereon in entering into the Transaction, that:

5.1 Organization; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement except where failure to be so qualified would not have a material adverse effect on the operation of its business.

5.1.1 Title to Units. Seller represents and warrants that (a) the Units have not been assigned, sold, or pledged to any other person or entity; (b) no person or entity whatsoever has any claim, right, title, interest, or lien in, to, or in the Units; (c) Seller has full authority to sell the Units; (d) there are no voting trusts or other agreements or understandings to which the Seller is a party respecting the Units; (e) the total number of Units owned by the Seller is fifty-one thousand (51,000) and they represent a fifty-one percent (51%) ownership interest in the Company; and (f) the limited liability company membership interests of the Seller in the Company as of the Closing Date, and immediately following the Closing, consist solely of the Units.

5.2 Rights to Acquire Units. Other than this Agreement, there is no preemptive right, subscription, option, warrant, call, right, convertible security, contract, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery or transfer of the Units of the Company or of any of the other securities of the Company.

5.3 Authority Relative to the Agreements.

5.3.1 This Agreement will be duly and validly executed and delivered by the Seller and will constitute a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

5.3.2 The Seller has the power and authority to execute and deliver this Agreement and to consummate the Transaction.

5.4 Arms-Length Transaction. The parties are related solely by their membership interests in the Company, do not have common officers and directors and/or owners, and are not parties to any other business venture. The transfer of the Units by Seller in exchange for the payment of the Purchase Consideration, as adjusted by Buyer from time to time in accordance with the Note, represents the exchange of fair value that the parties negotiated without duress or coercion. The transfer of the Units by Seller to Buyer does not represent a transfer made in satisfaction of any prior debt owed by Seller to Buyer, excluding the Advances and working capital advances described in Section 1.2.2. Seller acknowledges that Buyer is good faith purchaser of the Units for reasonable equivalent value.

5.5 Solvency of Seller. The Seller warrants and represents, which representations and warranties shall survive Closing, that the Seller is solvent on asset and liability basis measured at fair value, and because the Seller is presently able to pay its debts in the ordinary course of business, and that the transaction contemplated by this Agreement will not render the Seller insolvent as the term is defined under applicable fraudulent transfer law, or render the Seller with capital that is insufficient to meet its reasonable business needs in the future.

5.6 Avoidance of the Transaction. If the Transaction described in the Agreement is voided or avoided pursuant to the United States Bankruptcy Code (the “Bankruptcy Code”) (including the provisions of the Bankruptcy Code that incorporate state law,) in a case involving the Seller, then Nobility, to the extent of the consideration provided to the Seller, shall have a first priority lien and security interest in the property that is recovered for the benefit of the bankruptcy estate with the rights to credit bid such lien under the Bankruptcy Code and applicable state law in any sale of the recovered property.

5.7 Compliance with Law; Suits and Proceedings. To the Knowledge (as defined below) of the Seller, the Seller is not now (nor has been within the past twelve (12) months) in violation of any law, regulation or order of any court of any federal, state, municipal or other governmental department, commission, bureau, agency, or instrumentality as it respects the Units that would have a material adverse effect upon the Transaction. There are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge the Seller, threatened against with respect to the Units, at law or in equity, before or by any federal, state, municipal or any other governmental court, department, commission, agency or instrumentality, domestic or foreign; nor to the Knowledge of the Seller is there any basis for any such claim, suit, proceeding or investigation.

5.8 Freedom from Restrictions. Except as set forth in this Agreement, the execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, and the fulfillment of the terms hereof by the Seller (i) do not violate or conflict with, and will not result in a breach or default, or in any occurrence that, with a lapse of time or action by a third party or both, could result in a breach or default with respect to any contract, agreement, commitment, or undertaking, either written or oral, by which the Seller is a party or is bound; (ii) will not, to the Knowledge of the Seller, violate any applicable domestic law or public policy; or (iii) will not result in an acceleration or increase of any amounts due from the Seller that could adversely affect the Units or the Transaction. Except as set forth in this Agreement, no contract, agreement, commitment, or undertaking, either oral or written, or judgment, order, writ, injunction or decree exists that in any other manner restricts, limits, or affects the execution, delivery or performance of this Agreement or the transferability of the Units.

5.9 Completeness of Disclosure. To the Knowledge of the Seller, no representation or warranty by the Seller, as applicable, in this Agreement nor any information or documents, is in any material respect false or misleading, contains or will contain any untrue statement of a material fact or, to the Knowledge of Seller, omits or will omit to state a material fact required to be stated herein or therein as necessary to make any statement herein or therein not misleading.

5.10 Basis for Representations and Warranties. Prior to executing this Agreement, the Seller has made such affirmative and thorough reviews, searches, inspections and inquiries relating to its business and the Units as the Seller has deemed reasonably appropriate. For purposes of this Agreement, including this Section 5, “Knowledge,” means (i)(a) with respect to the Units, the actual knowledge of the Seller, and (b) with respect to a Seller, the actual knowledge of the Seller, and what the Seller should have known after reasonable investigation with respect to the subject matters of said representations and warranties based upon matters which arose prior to the date such representations and warranties are made hereunder.

5.11 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller relating to the Units.

5.12 Representation by Counsel. The Seller (i) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (ii) has had the full right and opportunity to consult with such counsel and other advisors and has availed itself of this right and opportunity; (iii) has carefully read and fully understands this Agreement and the other documents to be executed in connection herewith, as applicable, in their entirety and has had them fully explained to the Seller by such counsel; (iv) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (v) is competent to execute this Agreement and such other transaction documents, as applicable, and has executed this Agreement and such other transaction documents, as applicable, free from coercion, duress or undue influence.

6. Representations and Warranties of Nobility. Nobility represents and warrants now and as of the Closing Date to the Seller as follows:

6.1 Organization. Nobility is a limited liability company duly organized, validly existing and in good standing under the laws of Arizona. Nobility has all power necessary to carry on its business as it is now being conducted and is qualified to do business in each state where it is required to be qualified.

6.2 Authorization. The execution, delivery and performance of this Agreement by Nobility, including performance of the obligations and consummation of the Transaction, is not inconsistent with and will not violate or contravene Nobility’s Articles of Organization or Operating Agreement, as amended, and has been duly authorized by the Nobility’s Board of Managers or other governing body. Nobility has the power, authority and legal right to execute, deliver and perform this Agreement. When executed and delivered, this Agreement and all other documents and instruments hereunder shall constitute legal, valid and binding obligations of Nobility enforceable against Nobility in accordance with the terms thereto.

6.3 Freedom from Restrictions; No Required Consents. The execution and delivery of this Agreement, the consummation of the Transaction, and the fulfillment of the terms hereof by Nobility (i) do not violate or conflict with, and will not result in a breach or default, or in any occurrence that, with a lapse of time or action by a third party or both, could result in a breach or default with respect to any contract, agreement, commitment, or undertaking, either written or oral, by which Nobility is a party or is bound; and (ii) will not violate any applicable domestic law or public policy. No contract, agreement, commitment, or undertaking, either oral or written, or judgment, order, writ, injunction or decree exists that in any manner restricts, limits, or affects the execution, delivery or performance of this Agreement or the consummation of the Transaction. There are no consents necessary from any person, association, entity, or governmental authority necessary to render the Transaction lawful and effective in accordance with the terms of this Agreement, and in compliance with any requirements by which Nobility is bound.

6.4 Arms-Length Transaction. The parties are related solely by their membership interests in the Company, do not have common officers and directors and/or owners, and are not parties to any other business venture. The transfer of the Units by Seller in exchange for the payment of the Purchase Consideration, as adjusted by Buyer from time to time in accordance with the Note, represents the exchange of fair value that the parties negotiated without duress or coercion.

6.5 Solvency of Buyer. The Buyer warrants and represents, which representations and warranties shall survive Closing, that the Buyer is solvent on asset and liability basis measured at fair value, and because the Buyer is presently able to pay its debts in the ordinary course of business, and that the Transaction contemplated by this Agreement will not render the Buyer insolvent as the term is defined under applicable fraudulent transfer law, or render the Buyer with capital that is insufficient to meet its reasonable business needs in the future.

6.6 Completeness of Disclosure. To the Knowledge of the Buyer, no representation or warranty by the Buyer, as applicable, in this Agreement nor any information or documents, is in any material respect false or misleading, contains or will contain any untrue statement of a material fact or, to the Knowledge of the Buyer, omits or will omit to state a material fact required to be stated herein or therein as necessary to make any statement herein or therein not misleading.

6.7 Basis for Representations and Warranties. Prior to executing this Agreement, the Buyer has made such affirmative and thorough reviews, searches, inspections and inquiries relating to its business and the Units as the Buyer has deemed reasonably appropriate. For purposes of this Agreement, including this Section 6, “Knowledge,” means (i) with respect to a Buyer, the actual knowledge of the Buyer, and what the Buyer should have known after reasonable investigation with respect to the subject matters of said representations and warranties based upon matters which arose prior to the date such representations and warranties are made hereunder.

6.8 Representation by Counsel. Nobility (i) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (ii) has had the full right and opportunity to consult with such counsel and other advisors and has availed itself of this right and opportunity; (iii) has carefully read and fully understands this Agreement and the other documents to be executed in connection herewith, as applicable, in their entirety and has had them fully explained to Nobility by such counsel; (iv) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (v) is competent to execute this Agreement and such other transaction documents, as applicable, and has executed this Agreement and such other transaction documents, as applicable, free from coercion, duress or undue influence.

6.9 Sale of Business Prior to Maturity of the Note. If Nobility sells or otherwise transfers (i) the Units purchased under this Agreement or (ii) all or substantially all of the assets of the Company to a third party prior to the payment in full of the Note, then concurrent with such sale or transfer, Nobility shall make a lump sum cash payment to the Seller in an amount equal to the then outstanding principal amount of the Note, together with accrued interest, within five business days of such sale or transfer.

7. Conditions to the Closing. If any of the following conditions are not satisfied to the satisfaction of Nobility or the Seller, as applicable, each acting in good faith, as of or before the Closing Date then Nobility or the Seller, as applicable, shall have the right to (i) terminate this Agreement and obligations of Nobility or the Seller to consummate the Transaction by delivering written notice to the Seller or Nobility, as applicable, not later than 5:00 pm Central Standard Time on the Closing Date, whereupon the parties shall have no further obligations or liabilities, to each other hereunder, (ii) waive such condition, or (iii) extend the Closing Date to permit such condition additional time to be satisfied. Except for (x) Section 7.3, (y) those provisions of Section 7.4 which relate to Nobility’s representations, warranties and covenants and (z) those provisions of Sections 7.8 that require delivery or performance by Nobility, the obligations of Nobility to consummate the transaction contemplated by this Agreement are expressly conditioned and contingent upon the satisfaction of the following conditions precedent not later than the Closing:

7.1 Tax, Lien and Litigation Searches. Receipt by Nobility of satisfactory tax, lien, UCC, litigation and other searches with respect to the Seller indicating the existence of no adverse liens or encumbrances against any of the Units that will not be discharged as of the Closing Date. The Seller will obtain and pay for the foregoing searches and confirmations.

7.2 Consents and Approvals. Nobility’s and the Seller’s receipt of all necessary consents and approvals of third parties, governmental or otherwise, to effectuate transfer of the Units.

7.3 Representations, Warranties and Covenants. The truthfulness and accuracy in all material respects of the representations and warranties made by the Seller and Nobility in this Agreement, as applicable, each of which shall be deemed made as of the Effective Date and the Closing Date. On or before the Closing Date, the Seller and Nobility, as applicable, shall have performed all obligations and complied with all covenants required to be performed by the Seller, or Nobility, as applicable, under this Agreement prior to the Closing.

7.4 Delivery of Documents. The documents to be delivered to Nobility and the Seller shall have been found reasonably acceptable to Nobility and the Seller, as the case may be.

7.5 Adverse Facts. Neither party shall have become aware of any fact (including any currently existing fact) which has or may have, in such party’s sole discretion, materially adverse significance with respect to any aspect of the Transaction.

7.6 Instruments of Conveyance and Transfer. The conveyance, transfer, assignment and delivery of the Units and consummation of the Transaction shall be effected by documents as contemplated by this Agreement, each in form and as shall reasonably be required by Nobility, the Company or their respective counsel, including, but not limited to:

7.6.1 Equity Ownership Assignment and Amendment of Articles of Organization and Operating Agreement. The Seller shall deliver the assignment for the Units set forth as Exhibit A and the Company will deliver an amendment to the Articles of Organization and Operating Agreement for the replacement of the Seller as a member of the Company to the parties duly executed in forms acceptable to the Seller and Nobility set forth as Exhibit B. Any cost for recording or filing such amendments shall be the sole responsibility of Nobility.

7.6.2 Note. Nobility shall deliver the Note executed in favor of the Seller in form set forth as Exhibit C.

7.6.3 Nobility’s Certificate. At the Closing, Nobility shall deliver to the Seller a certificate, signed by Nobility, evidencing the resolutions referenced in Section 1.6 and certifying that the conditions stated in this Section 7 that relate to Nobility have been fulfilled as of the Closing Date, set forth as Exhibit D.

7.6.4 Seller’s Certificate. At the Closing, the Seller shall deliver to Nobility a certificate evidencing the resolutions referenced in Section 1.6 and certifying that the conditions stated in this Section 7 that relate to the Seller have been fulfilled as of the Closing Date, set forth as Exhibit E.

7.6.5 Good Standing Verification – the Seller. At or before the Closing, the Seller shall deliver to Nobility a verification satisfactory to Nobility of the Good Standing of the Seller in the state of Nevada dated not more than ten (10) days prior to the Closing Date.

7.6.6 Good Standing Verification – Nobility. At or before the Closing, Nobility shall deliver to the Seller a verification satisfactory to the Seller of Good Standing for Nobility in the state of Arizona dated not more than ten (10) days prior to the Closing Date.

8. Covenants of Seller.

8.1 Bankruptcy Filing. The Seller shall not be a voluntary debtor in a bankruptcy proceeding within four years after the Effective Date, and Nobility shall be entitled to an order dismissing any such bankruptcy case with prejudice. The Seller shall use its best efforts to oppose the filing of an involuntary bankruptcy petition against it, and in any bankruptcy case in which it is a debtor, shall oppose the request for the appointment of any Chapter 11 or Chapter 7 trustee or examiner with or without special powers. If the limitation on the Seller’s ability to file a bankruptcy petition is held to be unenforceable, then, notwithstanding the foregoing: (1) any bankruptcy filing by the Seller shall be filed in the United States Bankruptcy Court for the District of Arizona, and (2) any such filing shall be made under Chapter 11 of the Bankruptcy Code. The Seller acknowledges that it is not a Small Business Debtor as the Bankruptcy Code defines the term, and, regardless, intentionally waives the right to seek a reorganization under any other provision of the Bankruptcy Code. Notwithstanding the foregoing, any bankruptcy filing by the Seller shall not be effective unless it is approved in writing by all of the Seller’s members.

8.2 Plan Provisions. In a Chapter 11 bankruptcy case of the Seller, the Seller shall not propose or support a plan of reorganization that materially changes the terms of the Agreement without the consent of Nobility which Nobility may withhold in its sole and absolute discretion. Nobility shall have the right to cause any such plan to be denied confirmation as failing to meet the requirements of Bankruptcy Code Section 1129(a)(1)-(3).

8.3 Executory Contracts. The Agreement is not an executory contract that the Seller may reject in a bankruptcy case of the Seller. The Seller acknowledges that the Agreement after the Effective Date only requires the payment of money by Nobility and does not impose any executory obligations on the part of the Seller. Notwithstanding the foregoing, the Seller agrees in any bankruptcy case of the Seller not to seek rejection of the Agreement under Bankruptcy Code Section 365. With the consent of Nobility, which Nobility may withhold in its sole and absolute discretion, Nobility may agree to the assumption of the Agreement.

9. Brokers. There are no other brokers or financial intermediaries involved in connection with the Transaction.

10. Indemnification.

10.1 By Seller.

10.1.1 The Seller agrees to indemnify, defend and hold harmless Nobility and the Company from any and all: (i) liabilities, losses, costs or damages actually incurred (“Loss”) and (ii) any and all reasonable attorneys,’ accountants,’ and/or experts fees and expenses and other out-of-pocket expenses actually incurred in defending or prosecuting any claim resulting from a Loss (“Fees”) to the extent such Loss results from or by virtue of: (a) any breach of warranty or inaccuracy of any representation made by the Seller in this Agreement or in any schedules attached to this Agreement or (b) the failure of any covenant of the Seller in this Agreement.

10.1.2 A claim for indemnification by Nobility or the Company shall be made only by Nobility or the Company providing notice in accordance with Section 12 of this Agreement, to the Seller of the existence of the claim for which indemnification is sought. Seller shall have thirty (30) days following the receipt of a notice of a claim for indemnification to contest such notice of claim, in writing, pursuant to Section 12. If Seller contests a claim for indemnification, the dispute resolutions provisions of Section 12 shall apply. If a claim for indemnification involves a claim by a third party, the Seller shall thereafter be entitled, at its option, to control any prosecution or defense relating to such claim for indemnity (including without limitation decisions to settle or appeal with the reasonable consent of Nobility) through attorneys and agents of its choosing, all at the expense of the Seller (except in any suit by Nobility against the Seller) and so long as (i) the Seller notifies Nobility that it will defend such claim and indemnify Nobility with respect to the Loss and Fees that Nobility may suffer as a result thereto, (ii) the Seller conducts the defense of such claim diligently and actively, (iii) such third party claim involves only monetary damages and does not seek an injunction or other equitable relief, and (iv) the settlement of or judgment with respect to such claim will not in the Seller’s good faith judgment likely establish a precedential custom or practice materially adverse to the continuing business interests of Nobility. The foregoing shall not prohibit Nobility from retaining co-counsel at its sole cost and expense to participate in the defense of such third-party claim. If the Seller fails to diligently and actively prosecute the defense of any such third-party claim, Nobility shall have the right to control the defense of such claim (at the Seller’s expense). The results of any such prosecution or defense shall be binding upon Nobility and the Seller for purposes of resolving any claim for indemnity. To the extent a claim is Resolved (as defined below), the Resolved portion of such claim may be set off by Nobility against any payments to be made to the Seller under the Note.

10.1.3 For purposes of this Section 10.1 only, “Resolved” shall mean resolution of a claim for indemnification as a result of any of the following: by agreement between Nobility and the Seller, by failure of the Seller to contest a claim for indemnity within thirty (30) days following receipt of notice from Nobility, by failure due to nonaction of the Seller to diligently prosecute a claim for indemnity it has contested by nonaction or failing to respond for a period of twenty (20) days by settlement, by court action or other form of resolution binding upon the Seller and Nobility. Subject to the limitations set forth in this Agreement, any claims for indemnity, or portions thereof, in excess of the aggregate amount due pursuant to the Note, if any, shall be the responsibilities of the Seller and paid to Nobility on demand.

10.2 By Nobility.

10.2.1 Nobility hereby agrees to indemnify, defend and hold harmless the Seller from any Loss and Fees actually incurred by the Seller relating to or arising from or by virtue of: (i) any breach of warranty or inaccuracy of any representation made by Nobility in this Agreement or in any schedules attached to this Agreement or (ii) failure of any covenant of Nobility in this Agreement.

10.2.2 A claim for indemnification by the Seller shall be made only by the Seller providing notice, in accordance with Section 12 of this Agreement, to Nobility of the existence of the claim for which indemnification is sought. Nobility shall have thirty (30) days following the receipt of such notice in which to contest a claim for indemnity. If Nobility contests a claim for indemnification, the dispute resolutions provisions of Section 12 shall apply. In the event a claim for indemnification involves a claim by a third party, Nobility shall thereafter be entitled, at its option, to control any prosecution or defense relating to such claim for indemnity (including without limitation decisions to settle or appeal with the reasonable consent of the Seller, as applicable) through attorneys and agents of its choosing, all at the expense of Nobility (except in any suit by the Seller against Nobility) and so long as (i) Nobility notifies the Seller that it will defend such claim and indemnify the Seller with respect to the Loss and Fees that the Seller may suffer as a result thereof, (ii) Nobility conducts the defense of such claim diligently and actively, (iii) such third party claim involves only monetary damages and does not seek an injunction or other equitable relief, and (vi) the settlement of or judgment with respect to such claim will not in Nobility’s good faith judgment likely establish a precedential custom or practice materially adverse to the continuing business interests of the Seller. The foregoing shall not prohibit the Seller from retaining co-counsel at its/their sole cost and expense to participate in the defense of such third-party claim. If Nobility fails to diligently and actively prosecute the defense of any such third-party claim, the Seller shall have the right to control the defense of such claim (at Nobility’s expense). The results of any such prosecution or defense shall be binding upon Seller and Nobility for purposes of resolving any claim for indemnity.

10.3 Survival of Indemnities, Warranties and Representations. The provisions of this Agreement, including without limitation all indemnities, warranties and representations made shall survive the Closing. Each representation and warranty set forth in this Agreement shall survive the Closing Date for two (2) years, except that all representations and warranties relating to tax matters shall survive until the latest applicable statute of limitations period of all governing tax authorities with jurisdiction thereover.

10.4 Sole Remedy. The sole and exclusive remedy of Nobility, the Company or the Seller for any and all Loss and Fees under this Agreement, shall be the indemnification rights set forth in this Section 10. In no event shall any party be liable for punitive, incidental, special or consequential damages, including loss of profits.

11. Termination; Extension of Closing Date. The parties may terminate this Agreement or extend the Closing Date as follows:

11.1 Agreement. Nobility and the Seller may terminate this Agreement or extend the Closing Date upon their mutual consent at any time in writing prior to the Closing Date.

11.2 Termination or Extension by Seller. If any of the conditions precedent for the Company to Close as set forth in Section 7 are not satisfied to the satisfaction of the Seller, acting in good faith, as of the date immediately preceding the scheduled Closing Date, then the Seller shall have the right to (i) terminate this Agreement and the Seller’s obligations to consummate the transaction described herein, whereupon the parties shall have no further obligations or liabilities to each other hereunder, (ii) waive such condition, or (iii) extend the Closing Date for up to thirty (30) calendar (the “Extended Closing Date”) days to permit such condition additional time to be satisfied, failing which, the Seller may terminate the Agreement or waive such condition and close by the Extended Closing Date.

11.3 Termination or Extension by Nobility. If any of the conditions precedent for Nobility to the Closing Date as set forth in Section 7 are not satisfied to the satisfaction of Nobility, acting in good faith, as of the date immediately preceding the scheduled Closing Date, then Nobility shall have the right to (i) terminate this Agreement and Nobility’s obligations to consummate the transaction described herein, whereupon the parties shall have no further obligations or liabilities to each other hereunder, (ii) waive such condition, or (iii) extend the Closing Date for up to thirty (30) calendar days to permit such condition additional time to be satisfied, failing which, Nobility may terminate the Agreement or waive such condition and close by the Extended Closing Date.

11.4 Effect of Termination. If this Agreement is terminated pursuant to this Section 11, all rights and obligations of the parties hereunder terminate without any further liability or obligation to the other parties and except for any liability of a party hereto resulting from its, his or her prior breach or default hereunder.

12. Dispute Resolution.

12.1 Dispute. As used in this Agreement, “Dispute” means any dispute or disagreement between the Seller and Nobility arising after the Closing Date concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party of this Agreement or any other matter relating in any way to this Agreement.

12.2 Process. If a Dispute arises, the parties will follow the procedures specified in subsections 12.3 through 12.13 below.

12.3 Notice of Dispute. If a Dispute arises, then the Seller or Nobility, as applicable, will serve a written notice (the “Notice of Dispute”) on the other party specifying the existence of the Dispute and setting forth in reasonably specific detail the grounds of the Dispute. The Notice of Dispute shall be given not later than ten (10) business days after the Dispute has arisen. The parties will promptly attempt to resolve any Dispute by negotiations between the Seller and Nobility. Either the Seller or Nobility may give the other party written notice of any Dispute not resolved in the normal course of business. If the Dispute has not been resolved by these parties within thirty (30) business days of the Notice of Dispute, or if the parties fail to meet within such thirty (30) business days, any party may initiate arbitration as provided in Section 12.4.

12.4 Arbitration. The Dispute will be settled by arbitration and be governed by the Commercial Rules of the American Arbitration Association (“Rules”) in effect on the date of the Notice of Dispute, except that the terms of Section 12.6 will control in the event of any difference or conflict between such Rules and the terms of Section 12.6.

12.5 Selection of Arbitrator. There will be one arbitrator except as provided below. The arbitrator selected, in order to be eligible to serve, will be an arbitrator registered with the American Arbitration Association with at least fifteen (15) years’ experience in general corporate, mergers and acquisition and commercial matters. If the parties cannot agree on a mutually acceptable single arbitrator within ten (10) business days of the initiation of arbitration, each party will select one arbitrator, and such arbitrators will select a third arbitrator within ten (10) business days. At the time of appointment and as a condition of the appointment, the arbitrator(s) will be apprised of the time limitations and other provisions of Section 12.6 and will agree to comply with such provisions and time limitations. The arbitrator(s) will reach a decision on the merits on the basis of applicable legal principles as embodied in the law of the State of Arizona. The arbitration hearing will take place in Phoenix, Arizona.

12.6 Arbitration Procedures and Timing. During the thirty (30) day period following appointment of the arbitrator(s), any party may serve on the other a request for no more than ten (10) categories of documents directly related to the dispute. Such documents will be produced within seven (7) days of the request. After the thirty (30) day period of document production, there will be a ten (10) day period during which limited depositions will be permissible. No party will take more than three (3) depositions, and no deposition will exceed three (3) hours of direct testimony. Disputes as to discovery or prehearing matters of a procedural nature will be promptly submitted to the arbitrator(s) pursuant to telephone conference call or otherwise. The arbitrator(s) will make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter. Following the period of depositions, the arbitration hearing will promptly commence. The arbitrator(s) will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion.

12.7 Decision of Arbitrator. The arbitrator(s) will render a decision, at the latest, within fifteen business days (15) after the close of the arbitration hearing. The award will set forth the grounds for the decision (findings of fact and conclusions of law) in reasonably specific detail. The award will be final and non-appealable.

12.8 Provisional Remedies. At any time during the procedures specified in this Section 12, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 12.

12.9 Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time will be tolled with respect to matters that are the subject of the procedures specified in this Section 12 while such procedures are pending. The parties will take such action, if any, as is required to effectuate such tolling.

12.10 Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

12.11 Extension of Deadlines. All deadlines specified in this Section 12 may be extended by agreement between the applicable parties.

12.12 Enforcement. The parties regard the obligations in this Section 12 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 12 by any party, each other party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction thereof.

12.13 Costs. The non-prevailing party or parties shall pay the fees and expenses of the arbitrator in connection with the application of the provisions of this Section 12.

13. Miscellaneous.

13.1 Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, and agreements, written or oral, between the parties hereto with respect to the subject matter hereof and may not be amended or modified except by a writing executed by all the parties hereto.

13.2 Fees and Expenses. Except as set forth herein or unless otherwise agreed in writing, Nobility and the Seller shall pay their own expenses in connection with the Transactions.

13.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, successors, executors, administrators and permitted assigns.

13.4 Waiver. No waiver of any provision hereof shall be effective unless set forth by a written instrument signed by each party affected thereby.

13.5 Execution of Agreement. This Agreement may be signed in counterparts, each of which shall be considered an original and together they shall constitute one agreement. Further, this Agreement may be executed and delivered by delivery of a facsimile or portable document format (“PDF”) copy bearing the facsimile or PDF signature of any party hereto and each such copy bearing the facsimile or PDF signature of any party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile and PDF copies shall constitute enforceable original documents.

13.6 Assignment. Nobility may, without the consent of the Seller, assign all of Nobility’s rights, title and interest in and to this Agreement to any partnership, limited liability company or corporation which is a subsidiary of Nobility. No other assignment by either party shall be permitted without each other party’s prior written consent. No such assignment shall relieve Nobility of its obligations hereunder.

13.7 Section Headings. Section headings contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement.

13.8 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Arizona, as applicable to residents of Arizona, without regard to conflicts of law principles.

13.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, when delivered by recognized national overnight delivery service, such as Federal Express, or when received after mailing by registered or certified mail (return receipt requested) to the parties at the following addresses (or such other address as hereafter notified by such party):

If to Nobility:

Nobility, LLC

[***]

Attn: Christian J. Hoffmann, III

With a copy by email to: [***]

If to the Seller subsequent to the Closing Date:

Kustom Entertainment, Inc.

[***]

Attn: Stanton E. Ross

With a copy by email to: [***]

With a copy to:

Sullivan & Worcester LLP

[***]

Attn: Joseph E. Segilia, Esq.

With a copy by email to: [***]

The parties also agree to provide a courtesy copy to the email addresses listed above.

13.10 Post-Closing Financial Statements, Tax Returns and Audits. Nobility and the Company will promptly cooperate with Seller and take all steps necessary after the Closing Date to assist Seller (i) in providing the information required for filing the federal and state income and other taxes for the fiscal year ended December 31, 2025 relating to its ownership of the Units in 2025; and (ii) in complying with the requests of its auditors to complete an audit of the financial statements of the Company as required. The Company will timely file all federal and state income taxes for the fiscal year ended December 31, 2025 and pay all taxes due for such year.

13.11 Non-Disparagement. The parties agree that they shall not make any oral or written disparaging statements about the other party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers the day and year first above written.

The “Seller”	Digital Ally Healthcare, Inc.
a Nevada corporation

By:
Its:

“Company”	NOBILITY HEALTHCARE, LLC,
a Kansas limited liability company

	By:	Nobility, LLC,
an Arizona limited liability company
	Its:	Manager

By:	/s/ Christian J. Hoffmann, III
Christian J. Hoffmann, III
Its:	Manager

“Nobility”	NOBILITY, LLC,
an Arizona limited liability company

	By:	/s/ Christian J. Hoffmann, III
Christian J. Hoffmann, III
	Its:	Manager

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